Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement, dated October 29, 2018 (this “Agreement”), is between JANA Partners LLC (“JANA”) and Jack in the Box Inc. (the “Company”).

RECITALS

WHEREAS, the Company and JANA have engaged in various discussions and communications concerning the Company’s business and other matters;

WHEREAS, JANA has informed the Company that it beneficially owns shares of common stock of the Company, par value $0.01 (the “Common Stock”) totaling, in the aggregate, 1,831,007 shares, or approximately 6.7%, of the Common Stock issued and outstanding as of August 3, 2018 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 8, 2018 filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2018; and

WHEREAS, the Company and JANA desire to enter into an agreement regarding the appointment and election of certain directors to the Company’s Board of Directors (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation and Board Matters.
(a)	The Company and JANA agree as follows:
(i)
as promptly as practicable following the execution of this Agreement, but in no case later than January 8, 2019, the Company and JANA shall cooperate in good faith to agree upon two directors recommended by JANA who shall be reasonably acceptable to the Nominating & Governance Committee of the Board and the full Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates, and subject to providing the items and information set forth in Section 1(b) of this Agreement) and who qualify as independent directors (the “New Independent Directors”) under Rule 5605 of the Nasdaq Listing Rules (the “Applicable Criteria”) to be appointed to the Board, and upon the selection of such New Independent Directors, the Company will promptly as practicable after December 14, 2018 and in no case later than January 8, 2019 take all action necessary to (to the extent the following actions are then necessary to facilitate the appointment of the New Independent Directors to the Board) (A) increase the size of the Board from nine (9) to eleven (11) directors, (B) appoint the New Independent Directors to the Board to fill the newly created vacancies, and (C) take any other action necessary to appoint the New Independent Director to the Board to fill such vacancies.  The Company hereby agrees that a partner, employee or Affiliate or Associate of JANA or a JANA Affiliate (a “JANA Director”) will be considered in good faith as a New Independent Director in the event that (1) JANA and the Company cannot in good faith agree on two New Independent Directors who are not Affiliated or Associated with or employed by JANA or JANA Affiliates, (2) such prospective JANA Director then satisfies the Applicable Criteria and provides the items and information required by Section 1(b) of this Agreement and (3) the Nominating & Governance Committee of the Board and the full Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates) such prospective JANA Director’s eligibility to serve on the Board following their review of the information provided under Section 1(b) of this Agreement; provided, however, that, so long as the Nominating & Governance Committee and the Board are acting in good faith and in a manner consistent with their customary and generally applicable procedures for evaluating director candidates, the failure to approve a JANA Director shall not be deemed to be a breach by the Company of this Agreement; provided further, that under no circumstances shall more than one of the New Independent Directors (including any Replacement) serving on the Board at any time be a JANA Director;

(ii)
if during the Standstill Period (as defined below), either or both of the New Independent Directors resigns, refuses to serve or is unable to serve, including as a result of death or disability or any other reason, JANA shall be entitled to recommend a replacement New Independent Director who meets the Applicable Criteria (a “Replacement”) and who is reasonably acceptable to the Nominating & Governance Committee of the Board and the full Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates, and subject to providing the items and information set forth in Section 1(b) of this Agreement), and such Replacement shall be appointed to the Board as set forth in Section 1(a)(i) (it being understood, for the avoidance of doubt, such Replacement shall thereafter be deemed a “New Independent Director” for the purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the replaced director prior to his or her ceasing to be a director, and such person shall be appointed to the Board to serve the unexpired term, if any, of such replaced director; it being further understood, for the avoidance of doubt, that under no circumstances shall more than one New Independent Director (including any Replacement) serving on the Board at any time be a JANA Director);

(iii)	concurrently with his or her appointment to the Board, the Board shall take the necessary steps to appoint one of the New Independent Directors to the Nominating & Governance Committee of the Board;

(iv)	concurrently with his or her appointment to the Board, the Board shall take the necessary steps to appoint one of the New Independent Directors to the Compensation Committee of the Board;

(v)
the Company agrees that following the appointment of the New Independent Directors and until the end of the Standstill Period, it shall not increase the size of the Board to more than eleven (11) directors; and

(vi)
the Company will include each of the New Independent Directors in its slate of nominees for election as directors of the Company at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and the Company will use its reasonable best efforts to cause the election of the New Independent Directors at the 2019 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of the New Independent Directors) and otherwise support them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

(b)
As a condition to each New Independent Director’s appointment to the Board and any subsequent nomination for election as a director of the Company at the 2019 Annual Meeting, such New Independent Director shall meet the Applicable Criteria, and shall have provided to the Company completed and executed D&O Questionnaires (in the form provided to JANA by the Company prior to the execution of this Agreement) and executed irrevocable resignations as director in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”).  As a further condition to the New Independent Directors’ nomination for election as directors of the Company at the 2019 Annual Meeting, such New Independent Director shall, as promptly as practicable upon request of the Company, provide (i) executed consents from the New Independent Directors to be named as a nominee in the Company’s proxy statement for the 2019 Annual Meeting, and to serve as a director if so elected, in the form provided to JANA by the Company, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations applicable to all independent directors, and (iv) such other information as reasonably requested by the Company from time to time with respect to JANA or the New Independent Directors, including any information required to be provided under Section 3.16 of the Company’s Amended and Restated By-Laws.

(c)
At all times while serving as a member of the Board, the New Independent Directors shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-executive Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines (each, a “Policy”). The Company agrees that it will not amend any Policy for the purpose of disqualifying a New Independent Director from service on the Board or any committee thereof. The Company agrees to pay any compensation to which the New Independent Directors are otherwise entitled as directors and/or committee members of the Company.

(d)
Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under this Agreement (including Section 3) shall terminate immediately, and the New Independent Directors then serving on the Board shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver their written resignations to the Board (which shall provide for their immediate resignations), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Company shall have no further obligation with respect to the New Independent Directors under this Section 1, if there is a material breach by JANA of any of its obligations (i) under this Agreement which (if capable of being cured) is not cured within 15 days after receipt by JANA of written notice from the Company specifying such material breach or (ii) under the Existing Confidentiality and Standstill Agreement (as defined below) or, if executed, the New Confidentiality Agreement.  In addition, if a JANA Director has been appointed or elected to the Board, such JANA Director shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), and the Company shall have no further obligation with respect to the JANA Director under this Section 1, if JANA and the JANA Affiliates and Associates, collectively, cease to Beneficially Own an aggregate Net Long Position of at least 3.35% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Common Stock then outstanding (the “JANA Ownership Threshold”).  The term “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.  In furtherance of this Section 1(d), the New Independent Directors (including the JANA Director, if any) will, concurrently with and as a condition to his or her appointment to the Board, execute the Irrevocable Resignation Letter and deliver it to the Company.

2.	Standstill.
(a)
For purposes of this Agreement, the “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is the earlier of (i) the later of (A) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”) and (B) in the event a JANA Director serves on the Board pursuant to this Agreement, fifteen (15) days following the date of departure of any such JANA Director from the Board and (ii) a material breach by the Company of its obligations under this Agreement which (if capable of being cured) is not cured within 15 days after receipt by the Company of written notice from JANA specifying the material breach; provided that, if the Company and JANA fail to mutually agree on two New Independent Directors by January 8, 2019 as set forth in Section 1(a)(i) above, (i) the Standstill Period shall terminate immediately upon notice to the Company from JANA, (ii) the 2019 Annual Meeting shall not be held prior to March 25, 2019 and (iii) the record date related to the 2019 Annual Meeting shall be set not earlier than January 25, 2019.  Notwithstanding anything to the contrary in this Section 2(a), the Company agrees that for so long as a JANA Director is on the Board, the Board shall promptly notify JANA in writing of any decision not to nominate the JANA Director, if any, for election at the 2020 Annual Meeting(which written notice, if any, shall be delivered no later than 60 days prior to the advance notice deadline for the nomination of directors at the 2020 Annual Meeting).

(b)
JANA agrees that, during the Standstill Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), it shall not, directly or indirectly, and agrees to cause the other JANA Affiliates and Associates to not, directly or indirectly, in any manner, alone or in concert with others:

(i)
make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person other than any JANA Affiliate with respect to the voting of any securities of the Company, including any preferred securities, the Common Stock, warrants, options, or any securities convertible or exchangeable into or exercisable for any such securities, or any other voting securities of the Company, including any rights, warrants, options or other securities convertible into or exchangeable for voting securities of the Company (collectively, “Securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), except in all cases as expressly permitted by this Agreement;

(ii)
form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of JANA and JANA Affiliates and Associates) with respect to any Securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the Company in any voting trust or similar arrangement, or subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly permitted by this Agreement;

(iii)
acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any Securities of the Company or any rights decoupled from the underlying Securities of the Company that would result in JANA (together with the JANA Affiliates and Associates) owning, controlling or otherwise having any beneficial or other ownership interest in 14.9% or more of Common Stock outstanding at such time; provided, that, nothing herein will require Common Stock to be sold to the extent that JANA and the JANA Affiliates and Associates, collectively, exceed the ownership limit under this clause (iii) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(iv)
other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the Securities of the Company or any rights decoupled from the underlying Securities of the Company held by JANA or any JANA Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to JANA’s or the JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(v)	arrange, or in any way participate in, any financing for the purchase by any third party of Securities of the Company or assets or businesses of the Company or any of its Affiliates;

(vi)
effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff, or other similar separation of one or more business units, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other Third Party in any such activity; provided, however, that this clause shall not preclude the tender (or action not to tender) by JANA or a JANA Affiliate of any Securities of the Company into any tender or exchange offer or vote for or against any transaction by JANA or a JANA Affiliate of any securities of the Company with respect to any Extraordinary Transaction, in each case provided such offer or transaction was not made or initiated by JANA or a JANA Affiliate and no breach of Section 2(b) of this Agreement has occurred in connection therewith;

(vii)
engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Securities of the Company;

(viii)
(A) call or request the calling of any meeting of stockholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as expressly set forth in this Agreement, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) present at any annual meeting or any special meeting of the Company’s stockholders, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(ix)
take any action in support of or make any proposal or request that constitutes:  (i) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as expressly set forth in this Agreement; (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (iii) any other material change in the Company’s management, business or corporate structure; (iv) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Certificate of Incorporation or the Amended and Restated By-Laws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (v) causing a class of Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any Securities exchange; or (vi) causing a class of Securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(x)
make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Company or Affiliates thereof or any of their respective current or former officers, directors or employees, provided that JANA will, subject to the Existing Confidentiality and Standstill Agreement and, if executed, the New Confidentiality Agreement, be permitted to make objective statements that reflect JANA’s view, as a stockholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement;

(xi)
make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xii)
make any public disclosure, announcement or statement or take any action that, in each case, might reasonably cause the Company or any other person to conclude that they need to make public disclosure with respect to all or any of the matters set forth in this Agreement;

(xiii)
enter into any discussions, negotiations, agreements or understandings with any Third Party to take or otherwise participate with any Third Party in any action with respect to any of the foregoing, or advise, assist, facilitate, finance, knowingly encourage, seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xiv)
institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with the terms hereof; or

(xv)	request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing subclauses (i)‑(xv) of this Section 2(b) shall not be deemed to prohibit JANA or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from (x) communicating privately regarding or privately advocating in favor of or against any of the matters described in subclauses (i)‑(xv) of this Section 2(b) with, or (y) privately requesting a waiver of any of the foregoing provisions of subclauses (i)‑(xv) of this Section 2(b) from, the Company’s directors or officers, so long as such communications, advocacy or requests are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, advocacy or requests.

(c)
Until the end of the Standstill Period, JANA shall cause all Common Stock owned, directly or indirectly, by it, or by any JANA Affiliate, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”), in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, for all directors nominated by the Board for election at such Stockholders Meeting and in accordance with the recommendation of the Board on any other proposals or other business that comes before any Stockholders Meeting; provided however, that notwithstanding anything to herein to the contrary, with respect to (i) a proposal relating to an Extraordinary Transaction, (ii) matters related to the implementation of takeover defenses, (iii) amendments to the Company’s articles of incorporation or bylaws that diminish stockholder rights, or (iv) new or amended incentive compensation plans submitted for stockholder approval), JANA and the JANA Affiliates and Associates may vote their shares of Common Stock, Beneficially Owned, directly or indirectly, in the sole discretion of JANA or such JANA Affiliate or Associate, as applicable.

3.
Non-Disparagement. During the Standstill Period, neither the Company nor any of its Affiliates or Associates shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or public announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that disparages, defames or slanders, or otherwise constitutes an ad hominem attack on, the New Independent Directors, JANA, any JANA Affiliate or Associate, or any of their successors, members, officers, directors or employees (it being understood and agreed that the restrictions in this Section 3 shall not apply to any member of the Board’s discussions solely among other members of the Board and/or management of the Company). The limitations set forth in this Section 3 shall not prevent the Company or any of its Affiliates or Associates from responding to (i) any statement made by JANA or any JANA Affiliate or Associate of the nature described in Section 2(b)(viii) of this Agreement if such statement was made in breach of this Agreement or (ii) any objective statement that reflects the Company’s view with respect to factual matters concerning specific acts or determinations of JANA or JANA Affiliates (or their respective current or former Representatives) occurring after the date of this Agreement.  For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by the Company if either (A) an executive officer or a member of the Board (other than the New Independent Directors) or (ii) an employee or representative of the Company authorized to make such statement or announcement on behalf of the Company.

4.
Public Announcements. Promptly following the execution of this Agreement, the Company shall file a Form 8‑K and JANA shall file an amendment to its Schedule 13D reporting entry into this Agreement and appending or incorporating by reference this Agreement (the “Public Filings”).  The Company and JANA shall mutually agree to any summary description of this Agreement used to describe this Agreement in the Public Filings.  Neither the Company nor JANA (nor any other JANA Affiliate or Associate) shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Public Filings, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

5.
Confidentiality Agreement. The Company hereby agrees that if a JANA Director is appointed or elected to the Board: (a) the JANA Director shall be permitted to and may provide confidential information to JANA’s Representatives subject to a confidentiality agreement in a form to be agreed between the parties (the “New Confidentiality Agreement”) (which JANA agrees to execute and deliver to the Company simultaneously with the JANA Director’s appointment to the Board and cause the JANA Director and JANA’s Representatives to abide by) and (b) the Company will execute and deliver the New Confidentiality Agreement to JANA substantially contemporaneously with execution and delivery thereof by the other signatories thereto.  JANA acknowledges and agrees that, if a JANA Director is appointed to the Board, (i) except in accordance with the confidentiality and standstill letter agreement dated October  25, 2018 between JANA and the Company (the “Existing Confidentiality and Standstill Agreement”), until such time as the New Confidentiality Agreement becomes effective, neither JANA nor any JANA Affiliates will request to receive, or knowingly and willingly accept, any confidential information concerning the Company, its subsidiaries or their respective businesses from the JANA Director and (ii) non-public materials provided to the Board or committees thereof and communications relating thereto that are received by the JANA Director shall be deemed confidential information.

6.
Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.
Remedy The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity or pursuant to this Agreement, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

8.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of Delaware without reference to the conflict of laws principles thereof. The parties agree that any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.
No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.
Entire Agreement. This Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

11.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Jack in the Box Inc.
9330 Balboa Avenue
San Diego, California 92123
Email: phillip.rudolph@jackinthebox.com
Attention: Phillip Rudolph, Executive Vice President,
Chief Legal & Risk Officer and Corporate Secretary

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles. California 90067-3026
Facsimile: 310-552-7067
Email: jlayne@gibsondunn.com
Attention: Jonathan K. Layne

if to JANA:	JANA Partners LLC
767 Fifth Avenue, 8th Floor
New York, NY 10153
Facsimile: 212-455-0901
Email: Jennifer.Fanjiang@janapartners.com
Attention: Legal Department

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Facsimile: 212-593-5955
Email: marc.weingarten@srz.com
eleazer.klein@srz.com
Attention : Marc Weingarten
Eleazer Klein

12.
Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.
Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which shall be deemed an original and which together shall constitute a single agreement.

14.
Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on and inure to the benefit of successors of the parties hereto.

15.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16.	Fees and Expenses. Neither the Company, on the one hand, nor JANA, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

17.	Certain Definitions: For purposes of this Agreement, the terms:

(a)
“Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, that any references to “Associate” herein shall be deemed to be preceded by the word “controlled.”

(b)
“Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise), and includes all Voting Securities which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose. For purposes of this Section, no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “Beneficially Own,” any securities Beneficially Owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

(c)
“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d)
“Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

18.
Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein and therein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

JACK IN THE BOX INC.

By:	/s/ Phillip Rudolph
Name:	Phillip Rudolph
Title:	Executive Vice President, Chief Legal & Risk Officer and Corporate Secretary

JANA PARTNERS LLC

By:	/s/ Scott Ostfeld
Name:	Scott Ostfeld
Title:	Partner

[Signature Page to Cooperation Agreement]

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION
 OF THE NEW INDEPENDENT DIRECTORS

[__], 2019

Attention:  Board of Directors
Jack in the Box Inc.
9330 Balboa Avenue
 San Diego, California 92123

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(b) and 1(d) of the Cooperation Agreement, dated as of October 29, 2018 (the “Agreement”), by and between Jack in the Box Inc. and JANA Partners LLC. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.  Effective only upon, and subject to, the occurrence of any of the following:  (a) a material breach by JANA of any of its obligations (i) under the Agreement and (if capable of being cured), such material breach has not been cured within 15 days after receipt by JANA of written notice from the Company specifying the material breach or (ii) under the Existing Confidentiality and Standstill Agreement or, if executed, the New Confidentiality Agreement or (b) as and if then required by the Amended and Restated By-Laws of the Company, I fail to receive a majority of the votes cast in favor of my election at any meeting for the election of directors at which a quorum is present[, or (c) JANA and the JANA Affiliates, collectively, cease to Beneficially Own at least the JANA Ownership Threshold]1, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve, subject to the Board’s acceptance of this resignation.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

Name:

[1]	Bracketed language to be included only for a JANA Director.